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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                                 OPTIBASE LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   M7524R108
                        ------------------------------
                                 (CUSIP Number)

                                  12/31/1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO.  M7524R108                                             Page 2 of 5
             ---------


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      NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS.
(1)   OF ABOVE PERSONS:

      COLUMBUS CIRCLE INVESTORS SEC ID# 28-4974

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(2)                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
(3)


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      CITIZENSHIP OR PLACE OF ORGANIZATION
(4)
      United States of America

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                          SOLE VOTING POWER
                    (5)
     NUMBER OF            465,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      465,000
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.394%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12


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                                                                     Page 3 of 5

Item 1  (a) Name of Issuer

        (b) Address of Issuer's Principal Executive Offices


Item 2  (a) Name of Person Filing

            COLUMBUS CIRCLE INVESTORS

        (b) Address of Principal Business Office or, if none, Residence

        (c) Citizenship

            United States of America

        (d) Title of Class of Securities

            Common Stock, Par Value 0.01 per share

        (e) CUSIP Number: M7524RID8

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not applicable.

Item 4.     Ownership.

            (i)   Sole power to vote or to direct the vote

                  465,000

            (ii)  Shared power to vote or to direct the vote

                  0

            (iii) Sole power to dispose or to direct the disposition of

            (iv)  Shared power to dispose or to direct the disposition of

                  0

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                                                                     Page 4 of 5

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of a Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                                     Page 5 of 5
signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 15, 2000
----------------
Date
/s/ Marc Felman          signature
-------------------------
Marc Felman